Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE

July 14, 2020

Cheniere Corpus Christi Holdings, LLC

700 Milam Street, Suite 1900

Houston, Texas 77002

Re:3.700% Senior Secured Notes due 2029

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Cheniere Corpus Christi Holdings, LLC, a Delaware limited liability company (the “Company”), and the direct and indirect subsidiaries of the Company listed in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $1,500,000,000 principal amount of the Company’s 3.700% Senior Secured Notes due 2029 (the “New Notes”) and the related guarantees of the New Notes (the “New Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 3.700% Senior Secured Notes due 2029 (the “Old Notes”) and the related guarantees of the Old Notes (the “Old Guarantees”) by the Guarantors. The Old Notes and the Old Guarantees were, and the New Notes and the New Guarantees will be, issued under an Indenture dated as of May 18, 2016 among the Company, the Guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of September 6, 2019 and as further supplemented by the Fourth Supplemental Indenture dated November 13, 2019, in each case among the Company, the Guarantors named therein and the Trustee (collectively, the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture and the issuance of the Old Notes and the New Notes by the Company and the resolutions adopted by the board of directors or similar governing body of each Guarantor relating to the Registration Statement, the Indenture and the issuance by each such Guarantor of its Old Guarantee and its New Guarantee. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and the Guarantors and other documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all

ACTIVE 258920755

Cheniere Corpus Christi Holdings, LLC

July 14, 2020

persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers of the Company and the Guarantors and other representatives of the Company and the Guarantors.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the New Notes will be validly issued and binding obligations of the Company and the New Guarantees by the Guarantors will be valid and binding obligations of the Guarantors when:

(i)the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii)the New Notes shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that we make no such assumption in clause (i), (ii) or (iii) insofar as such assumption relates to the Company or the Guarantors. We have also assumed that no event has occurred or will occur that would cause the release of the New Guarantee by any Guarantor under the terms of the Indenture.

Cheniere Corpus Christi Holdings, LLC

July 14, 2020

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act and the Limited Liability Company Act of the State of Delaware and the laws of the State of New York (excluding the securities laws of such State). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Sidley Austin LLP

Schedule I

Name of Guarantor	State of Formation
Corpus Christi Liquefaction, LLC	Delaware
Corpus Christi Pipeline, L.P.	Delaware
Corpus Christi Pipeline GP, LLC	Delaware